Exhibit 99.1


      The Bon-Ton Stores, Inc. Announces Second Quarter Results

    YORK, Pa.--(BUSINESS WIRE)--Aug. 19, 2004--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the second quarter ended July 31, 2004.

    Income

    The Company reported a net loss of $388,000, or $0.02 per share, for the second quarter of fiscal 2004, which includes an after-tax charge of $0.07 per share for costs associated with the closing of the Company's Pottstown, Pennsylvania store. For the second quarter of fiscal 2003, net income reported was $858,000, or $0.06 per share, which included an after-tax gain on the sale of the Company's Harrisburg distribution center of $0.04 per share. For the six months ended July 31, 2004, the Company reported a net loss of $5.9 million, or $0.38 per share, versus a net loss of $2.1 million, or $0.14 per share, reported for the comparable period last year.

    Sales

    As previously announced, for the second quarter of fiscal 2004, total sales increased 85.6% to $284.2 million, including $130.2 million from the acquired Elder-Beerman stores, compared to $153.1 million for the same period last year. Bon-Ton comparable store sales decreased 0.5%.
    Year-to-date total sales increased 86.7% to $549.3 million, including $255.9 million from the acquired Elder-Beerman stores, compared to $294.2 million for the same period last year. Bon-Ton comparable store sales decreased 1.2%.
    Elder-Beerman sales are not included in the Company's reported comparable store sales and the following comparable store sales are provided for informational purposes only. Elder-Beerman comparable store sales for the thirteen weeks ended July 31, 2004 decreased 2.4% and year-to-date comparable store sales decreased 2.7%. For Elder-Beerman and Bon-Ton combined, comparable store sales for the thirteen weeks ended July 31, 2004 decreased 1.4% and year-to-date comparable store sales decreased 1.9%.

    Gross Margin

    In the second quarter, gross margin dollars increased $50.4 million over the prior year period, primarily due to the inclusion of Elder-Beerman operations. The gross margin rate increased 0.6 percentage point to 37.7% this year versus 37.1% reported for the same period last year. The increase in gross margin rate is primarily due to a decrease in markdowns during the second quarter of fiscal 2004. Year-to-date gross margin dollars increased $94.6 million, primarily due to the impact of Elder-Beerman operations. Year-to-date gross margin rate increased by a tenth of a percent to 37.1% versus 37.0% reported in prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses increased $48.7 million, including $40.8 million from Elder-Beerman operations, in the second quarter. The SG&A expense rate increased 2.2 percentage points to 34.6% of sales, compared to 32.4% for the same period last year. As referenced above, SG&A expenses increased, in part, due to a $1.7 million pre-tax charge associated with the closing of the Company's Pottstown, Pennsylvania store. In the second quarter of fiscal 2003, SG&A expenses included a $930,000 pre-tax gain on the sale of the Company's Harrisburg distribution center. Year-to-date SG&A expenses increased $93.8 million, including $82.2 million from Elder-Beerman operations. The year-to-date SG&A expense rate increased
1.2 percentage points to 35.5% of sales compared to 34.3% in the prior year period. SG&A expenses include expense reductions, net of integration costs, reflecting the realization of operating synergies.

    Depreciation and Amortization

    Depreciation and amortization expense in the second quarter increased $2.1 million, primarily reflecting the additional depreciation expense for the Elder-Beerman asset base. Year-to-date depreciation and amortization expense increased $3.9 million.

    Interest

    Interest expense, net increased $2.1 million in the second quarter and $4.0 million in the first six months of fiscal 2004, reflecting the increased borrowings required to fund the acquisition of Elder-Beerman and increased deferred financing fees associated with the Elder-Beerman acquisition.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "Second quarter results were impacted by a decrease in sales volume as a result of a general slowdown in traffic and the challenges of realizing a common merchandise assortment in the combined entity. We are addressing these issues with the right balance between trend and basic items, a consistent flow of fresh receipts and the appropriate level of inventory to drive top-line growth, along with a strong marketing calendar. We are pleased with the favorable response from our customers on early fall receipts and anticipate an improved sales performance upon completion of our merchandise integration, at which time Bon-Ton and Elder-Beerman stores will each have a full-line of comparable merchandise."
    Mr. Baireuther continued, "We are leveraging each company's respective strengths to drive increased value for our customers and shareholders as we continue the process of combining the two companies. The first six months results were positively impacted by synergies realized which offset all of the integration expenses incurred during the first half of 2004. We are maintaining our original earnings guidance for fiscal 2004 of $1.20 to $1.40 per share."
    The Company's quarterly conference call to discuss the second quarter of 2004 will be broadcast live over the Internet on August 26, 2004 at 11:00 a.m. Eastern Time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call.

    The Bon-Ton Stores, Inc. operates 141 department stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

                          -Tables to Follow-




               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                              THIRTEEN               TWENTY-SIX
                             WEEKS ENDED             WEEKS ENDED
                       ----------------------- -----------------------
(In thousands except
 share and per share
 data)                  July 31,    August 2,   July 31,    August 2,
(Unaudited)               2004        2003        2004        2003
---------------------------------------------- -----------------------

Net sales              $  284,198  $  153,128  $  549,281  $  294,239
Other income, net           1,053         564       2,036       1,090
---------------------------------------------- -----------------------
                          285,251     153,692     551,317     295,329
---------------------------------------------- -----------------------

Costs and expenses:
  Costs of merchandise
   sold                   177,005      96,311     345,668     185,238
  Selling, general and
   administrative          98,278      49,594     194,785     100,974
  Depreciation and
   amortization             7,223       5,123      13,798       9,887
---------------------------------------------- -----------------------
Income (loss) from
 operations                 2,745       2,664      (2,934)       (770)
Interest expense, net       3,364       1,302       6,568       2,546
---------------------------------------------- -----------------------

Income (loss) before
 income taxes                (619)      1,362      (9,502)     (3,316)
Income tax provision
 (benefit)                   (231)        504      (3,563)     (1,226)
---------------------------------------------- -----------------------

Net income (loss)      $     (388) $      858  $   (5,939) $   (2,090)
---------------------------------------------- -----------------------

Per share amounts -
  Basic:
    Net income (loss)  $    (0.02) $     0.06  $    (0.38) $    (0.14)
---------------------------------------------- -----------------------

Basic weighted average
 shares outstanding    15,975,641  14,997,502  15,831,028  15,015,424

  Diluted:
    Net income (loss)  $    (0.02) $     0.06  $    (0.38) $    (0.14)
---------------------------------------------- -----------------------

Diluted weighted
 average shares
 outstanding           15,975,641  15,222,031  15,831,028  15,015,424


               THE BON-TON STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)  July 31,   January 31,
(Unaudited)                                       2004        2004
----------------------------------------------------------------------

Assets
Current assets:
  Cash and cash equivalents                    $   15,481  $   19,890
  Retained interest in trade receivables and
   other, net of allowance for doubtful
   accounts and sales returns of $7,131 and
   $6,299 at July 31, 2004 and January 31,
   2004, respectively                              75,102     104,679
  Merchandise inventories                         283,447     257,372
  Prepaid expenses and other current assets        32,399      14,683
  Deferred income taxes                             5,249       8,825
                                               -----------------------
    Total current assets                          411,678     405,449
                                               -----------------------

Property, fixtures and equipment at cost, less
 accumulated depreciation and amortization        160,686     160,923
Deferred income taxes                              20,592      24,252
Goodwill and intangible assets, net                 8,927       9,121
Other assets                                       10,587      12,100
                                               -----------------------
    Total assets                               $  612,470  $  611,845
                                               -----------------------

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                             $  114,053  $   88,118
  Accrued payroll and benefits                     23,304      36,344
  Accrued expenses                                 42,394      42,519
  Current maturities of long-term debt                832       1,113
  Current maturities of obligations under
   capital leases                                     983       1,797
  Income taxes payable                                  -      13,531
                                               -----------------------
    Total current liabilities                     181,566     183,422
                                               -----------------------

Long-term debt, less current maturities           177,726     170,703
Obligations under capital leases, less current
 maturities                                           557       1,013
Other long-term liabilities                        16,687      17,223
                                               -----------------------
    Total liabilities                             376,536     372,361
                                               -----------------------

Shareholders' equity
  Preferred Stock - authorized 5,000,000
   shares at $0.01 par value; no shares issued          -           -
  Common Stock - authorized 40,000,000 shares
   at $0.01 par value; issued shares of
   13,414,844 and 13,055,740 at July 31, 2004
   and January 31, 2004, respectively                 134         131
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,951,490 and
   2,989,853 at July 31, 2004 and January 31,
   2004, respectively                                  30          30
  Treasury stock, at cost - shares of 337,800
   at July 31, 2004 and January 31, 2004           (1,387)     (1,387)
  Additional paid-in-capital                      117,240     114,687
  Deferred compensation                               (29)       (136)
  Accumulated other comprehensive loss               (776)     (1,298)
  Retained earnings                               120,722     127,457
                                               -----------------------
    Total shareholders' equity                    235,934     239,484
                                               -----------------------
    Total liabilities and shareholders' equity $  612,470  $  611,845
                                               -----------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071